Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORPORATION PROMOTES FIVE OFFICERS

BLOOMFIELD, Connecticut (February 22, 2012) Kaman Corporation (NYSE: KAMN) today announced that it has promoted five officers to positions with the parent corporation, all reporting to Neal J. Keating, Chairman, President and CEO.  These appointments were made by the Board of Directors at a meeting this week and are effective immediately.

Gregory L. Steiner, President, Kaman Aerospace Group has been promoted to the additional position of Executive Vice President, Kaman Corporation.  Steiner, 54, was named to his role as President of the Aerospace Group upon joining Kaman in 2008.  Prior to joining Kaman he had a seventeen-year career with Rockwell Collins, Inc.; and was Vice President, Systems for GE Aviation – Systems in Santa Ana, California.  Steiner received his bachelor’s degree in engineering and economics from Union College in Schenectady, New York in 1979 and his Executive MBA from the University of Iowa in Iowa City in 1994.  He was a pilot in the U.S. Air Force and Reserve attaining the rank of Captain.

Steven J. Smidler, President, Kaman Industrial Technologies has been promoted to the additional position of Executive Vice President, Kaman Corporation.  Smidler, 53, became President in 2010, having joined the subsidiary in 2009 as Chief Operating Officer.  Smidler previously held executive positions at Eaton Corporation’s Powerware Division and Rockwell Automation with assignments throughout the Americas and Europe.  A 1981 graduate of Purdue University with a bachelor’s degree in electrical engineering technology, he received an MBA from the Fuqua School of Business at Duke University in 2007.

William C. Denninger, 61, has been named Executive Vice President and Chief Financial Officer (CFO). CFO since 2008, he previously served in the same role at Barnes Group, Inc., a Bristol, Connecticut based global industrial products manufacturer and distributor.  He also served as a member of the Board of Directors.  Prior to that, he had a fifteen year career with BTR Plc, a U.K. based diversified multi billion dollar global manufacturing firm, rising to the position of CFO-Americas.  He began his career with ITT Corporation and served in a number of increasingly responsible positions with the company, and was ultimately general manager ITT Hoffman.  Denninger received his bachelor’s degree in marine transportation from the State University of New York in New York City in 1972 and his MBA in international finance from New York University in 1977.

Lowell J. Hill, 67, has been promoted to Senior Vice President – Human Resources.  Hill joined the Company in 2001 as Vice President – Human Resources.  He previously served in the same role at Mueller Industries, Memphis, Tennessee.  Prior to joining Mueller Industries in 1995, he held the senior human resources executive positions with Harvard Industries, Inc. and Integrated Component Systems, Inc., both in Farmingdale, New Jersey.  Following graduate school in 1969, Hill worked for Monsanto Company for five years in labor relations.  In 1974, he joined Emerson Electric Company, where he worked for 13 years, serving as Division Vice President of Human Resources for two divisions in Ohio and Pennsylvania with domestic and international locations.  Hill received his bachelor’s degree in business administration in 1967, and his master’s degree in industrial relations in 1969, both from the University of Minnesota.

Philip A. Goodrich, 55, has been named Senior Vice President - Corporate Development.  Goodrich joined Kaman in 2009 as Vice President - Business Development.  He was previously Senior Vice President, Corporate Development with Barnes Group, Inc.  Goodrich held similar positions with Ametek, Inc., Paoli, Pennsylvania; and General Signal Corporation, Stamford, Connecticut.  He was previously with Joseph E. Seagram & Sons, Inc. and Philip Morris, Inc. both of New York, New York.  Goodrich is a 1977 graduate of Purdue University, West Lafayette, Indiana, with a bachelor’s degree in mechanical engineering.  He received an MBA in finance from the Wharton Graduate School at the University of Pennsylvania in 1979.

“Since joining the Company, each of these executives has played a key role in our overall growth. These promotions to senior corporate officer positions recognize their leadership role and importance to our continued success. Greg and Steve will remain responsible for guiding their respective businesses.  In addition Bill, Lowell and Phil have each provided outstanding leadership in key areas and have built a strong foundation to support our continued growth,” stated Keating.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

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Contact:
Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com